UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 12, 2015

Vericel Corporation

(Exact name of registrant as specified in its charter)

Michigan	001-35280	94-3096597
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

64 Sidney St.
Cambridge, Massachusetts		02139
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 588-5555

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

At its Annual Meeting of Stockholders held on May 12, 2015 (the “Annual Meeting”), the shareholders of Vericel Corporation, a Michigan corporation (the “Company”) voted on the following matters, which are described in detail in the Company’s Proxy Statement (“Proxy Statement”) filed with the U.S. Securities and Exchange Commission (“SEC”) on March 25, 2015: (i) to elect Robert L. Zerbe, Alan L. Rubino, Heidi Hagen, Steven Gilman, Kevin McLaughlin, Paul Wotton and Dominick C. Colangelo as directors of the Company to each serve for a one-year term expiring at the Company’s annual meeting of shareholders in 2016 and until his or her successor has been elected and qualified (“Proposal 1”), (ii) to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2015 (“Proposal 2”), (iii) to approve the adoption of the Company’s 2015 Employee Stock Purchase Plan and to authorize an aggregate of 1,000,000 shares issuable under the plan, (“Proposal 3”), and (iv) to hold an advisory vote approving the compensation of the named executive officers (“Proposal 4”).

The Company’s shareholders approved the nominees recommended for election in Proposal 1 at the Annual Meeting.

Shareholders voted for directors as follows:

Nominee	For	Abstain/Withheld	Broker Non-Votes
Robert L. Zerbe	9,109,444	2,115,804	9,047,292
Alan L. Rubino	9,112,251	2,112,997	9,047,292
Heidi Hagen	9,109,802	2,115,446	9,047,292
Steven Gilman	11,161,965	63,283	9,047,292
Kevin McLaughlin	11,166,969	58,279	9,047,292
Paul Wotton	11,165,249	59,999	9,047,292
Dominick C. Colangelo	9,113,432	2,111,816	9,047,292

The Company’s shareholders approved Proposal 2. The votes cast at the Annual Meeting were as follows: 19,785,461 voted for, 477,563 shares voted against and 9,516 shares abstained from voting.

The Company’s shareholders approved Proposal 3. The votes cast at the Annual Meeting were as follows: 11,076,113  shares voted for, 120,417 shares voted against and 28,718 shares abstained from voting.

The Company’s shareholders approved Proposal 4. The votes cast at the Annual Meeting were as follows: 10,565,776 shares voted for, 632,857 shares voted against and 26,615 shares abstained from voting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vericel Corporation

Date: May 15, 2015	By:	/s/ DOMINICK C. COLANGELO
Name: Dominick C. Colangelo
Title: Chief Executive Officer and President